Exhibit 99.(a)(1)(C)

ELECTION FORM

I have received the Offer to Amend documents relating to First Solar, Inc.’s (“First Solar”) offer to amend certain stock options granted to certain of its employees (the “Offer”).  I understand that “Eligible Option(s)” consist of options to purchase First Solar common stock granted under the First Solar Holdings, LLC 2003 Unit Option Plan (the “Plan”) that (a) have vested or will vest on or after January 1, 2005, (b) were granted between May 1, 2004 and October 1, 2005, inclusive, and (c) are still outstanding on the date the Offer expires.

I understand that if I elect to amend my Eligible Option(s), my Eligible Options will be amended as follows:  To the extent that such Eligible Options will become vested on or following January 1, 2008, such Eligible Option will not be exercisable prior to vesting and will expire on the earlier of (a) March 13, 2009 and (b) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service).  The foregoing constitutes the “Amended Exercise Schedule.”

Please check the appropriate box next to your Eligible Option(s) to indicate whether you will amend or not amend your Eligible Options.  If you elect to amend your Eligible Options, you must amend all of the shares of common stock subject to such Eligible Options.  A partial amendment will not be accepted.

You may change the terms of your election to amend such Eligible Option(s) by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer termination date of July 5, 2007 (or a later expiration date if First Solar extends the Offer).

Grant Number	Grant Date	Exercise Price	Total Number of Applicable Unexercised Shares Subject to the Option (Shares to Be Amended)	I elect to amend this Option Grant	I elect not to amend this Option Grant
				☐	☐

I hereby agree that, unless I revoke my election before 11:59 p.m., MST, on July 5, 2007 (or a later expiration date if First Solar extends the Offer), my election will be irrevocable, and if accepted by First Solar, such surrendered Eligible Options will amend the expiration date as outlined above.

I further understand and agree that I can only elect to tender all shares subject to the Eligible Options listed above that vested or will vest on or after January 1, 2005, and the tender of the Eligible Options listed above will be for the full number of shares subject to such Eligible Options and that vested or will vest on or after January 1, 2005.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with First Solar or my employer (except on an at-will basis, unless otherwise required by local law).  I agree that First Solar has made no representations or warranties to me regarding this Offer or the future pricing of First Solar stock, and that my participation in this Offer is at my own discretion.

Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes.

I AGREE THAT FIRST SOLAR SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security Number/Employee ID Number

Option Holder Name (Please Print)	E-mail Address	Date

PLEASE HAND-DELIVER OR SCAN AND EMAIL THIS SIGNED AND COMPLETED ELECTION FORM TO YOUR LOCAL HUMAN RESOURCES DEPARTMENT NO LATER THAN 11:59 P.M., MST, ON JULY 5, 2007 (OR A LATER EXPIRATION DATE IF FIRST SOLAR EXTENDS THE OFFER).

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